UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF
1934

Date of Report (Date of earliest event reported): June 2, 2004

Robbins & Myers, Inc.
(Exact name of Registrant as specified in its charter)

Ohio	0-288	31-0424220

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

1400 Kettering Tower, Dayton, OH		45423

(Address of principal executive offices)		(Zip code)

937-222-2610
(Registrant’s telephone number including area code)

Not applicable
(Former name and former address, if changed since last report)

Item 5. Other Events and Regulation FD Disclosure
SIGNATURES

Item 5. Other Events and Regulation FD Disclosure

On June 2, 2004, Robbins & Myers, Inc. issued the following press release:

ROBBINS & MYERS APPOINTS PRESIDENT AND CEO

DAYTON, OHIO, June 2, 2004 . . . Robbins & Myers, Inc. (NYSE:RBN) announced today that its Board of Directors has appointed Peter C. Wallace to the position of President and Chief Executive Officer of the Company, effective July 12, 2004. Mr. Wallace will also become a member of the Company’s Board of Directors.

Mr. Wallace, age 49, is currently President and CEO of IMI Norgren Group, a subsidiary of IMI plc, which is a major international engineering group headquartered in the United Kingdom. Norgren is headquartered in the Denver area and provides sophisticated motion and fluid control systems for original equipment manufacturers in markets such as medical, printing and packaging, automotive and commercial vehicles. In his current role, Mr. Wallace has responsibility for over 5,000 employees and 17 locations, 13 of which are outside the United States.

Prior to joining Norgren in 2001, Mr. Wallace spent 25 years in increasingly responsible engineering, sales, marketing and general management positions with Milwaukee-based Rexnord Corporation and its subsequent acquirers. Rexnord is a leading supplier of highly-engineered power transmission and conveying components to domestic and international original equipment manufacturers serving the petrochemical, bulk material handling, aerospace and food industries. While at Rexnord, he led a number of acquisition and merger activities, completed numerous business reengineering projects to improve profit performance, played a significant role in the initial public offering of Rexnord Corporation in 1992, and was named President and Group Chief Executive of Rexnord in 1998.

Mr. Wallace holds a Bachelor’s Degree in Mechanical Engineering from Cornell University and an MBA from the University of Wisconsin.

Mr. Wallace succeeds Daniel W. Duval who has served as interim President and CEO since December 2003. The Board commends Mr. Duval for his continuing dedication to Robbins & Myers and the outstanding leadership he exercised as interim CEO. Mr. Duval will continue to serve as a director of the Company.

Robbins & Myers, Inc. is a leading global supplier of highly-engineered, critical equipment and systems for the pharmaceutical, energy, and industrial markets. Headquartered in Dayton, Ohio the Company maintains manufacturing facilities in 15 countries.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Robbins & Myers, Inc.
Date: June 3, 2004	By:	/s/ Kevin J. Brown
Kevin J. Brown
Vice President and Chief Financial Officer